Exhibit 99.1

NEWS RELEASE

LUMENTUM ANNOUNCES COMPLETION OF OCLARO ACQUISITION

Milpitas, Calif., December 10, 2018 – Lumentum Holdings Inc. (“Lumentum” or the “Company”) today announced that it has completed its previously announced acquisition of Oclaro, Inc. Oclaro’s stockholders previously approved the merger agreement relating to Lumentum’s acquisition of Oclaro. As a result of the completion of the acquisition, trading in Oclaro common stock on the NASDAQ Stock Market will cease today.

“I’m excited to close the acquisition and now move forward with realizing the strong potential of the combined company. The combined scale, resources, talent, and breadth of technologies will help us accelerate innovation and the development of the products our customers and network operators around the world need to handle the tremendous and unrelenting growth in network bandwidth,” said Alan Lowe, president and CEO of Lumentum. “I am excited to welcome the talented Oclaro employees to Lumentum and want to thank Oclaro’s management team for their leadership in getting us to this point today.”

Under the terms of the merger agreement, Oclaro stockholders will receive $5.60 in cash and 0.0636 of a share of Lumentum common stock for each share of Oclaro common stock that is exchanged in accordance with the terms of the merger agreement. Lumentum and Oclaro have determined that it is likely that the transaction will be fully taxable to Oclaro stockholders for U.S. federal income tax purposes, and therefore Lumentum will report the transaction as taxable.

“Completion of the transaction creates a powerful force in the optical industry and tremendous opportunity for employees, customers, and shareholders,” said Greg Dougherty, Oclaro’s CEO. “It was a great pleasure to lead the Oclaro team, and I wish the new combined Lumentum team future success.”

As previously announced Lumentum anticipates achieving an estimated $60 million in synergies in the 12-24 months following the closing of the transaction.

Lumentum financed the cash portion of the transaction consideration with cash from the combined company balance sheets and $500 million from a new term loan entered into in connection with the closing of the transaction.

Ian Small, a member of Oclaro’s Board of Directors, has joined the Lumentum Board of Directors, per the terms of the merger agreement. Mr. Small is the Chief Executive Officer of Evernote, a mobile and desktop personal productivity application company and was previously with Telefónica S.A., where he was the company’s global Chief Data Officer, and also served as Chairman of the Board of TokBox, a platform-as-a-service provider of embedded video communications.

Lumentum is not updating any previously provided guidance for fiscal Q2 2019 results to incorporate the impact of the Oclaro acquisition. During its fiscal Q2 2019 earnings conference call, Lumentum will provide an update on Oclaro’s contribution to Lumentum’s second fiscal quarter. Details regarding the date and time of the call will be provided later.

About Lumentum

Lumentum (NASDAQ: LITE) is a market-leading manufacturer of innovative optical and photonic products enabling optical networking and commercial laser customers worldwide. Lumentum’s optical components and subsystems are part of virtually every type of telecom, enterprise, and data center network. Lumentum’s commercial lasers enable advanced manufacturing techniques and diverse applications including next-generation 3D sensing capabilities. Lumentum is headquartered in Milpitas, California with R&D, manufacturing, and sales offices worldwide. For more information, visit https://www.lumentum.com/en.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including the statements made in the CEO quotes, as well as disclosures regarding the potential cost synergies and accretion to non-GAAP earnings per share expected from the combined company and the timing thereof. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern Lumentum’s expectations, strategy, plans or intentions. Lumentum’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including but not limited to: the failure of the businesses (including personnel) to be integrated successfully after closing; the risk that synergies and non-GAAP earnings accretion will not be realized or realized to the extent anticipated; uncertainty as to the market value of the Lumentum merger consideration to be paid in the merger; the risk that following this transaction, Lumentum’s financing or operating strategies will not be successful; litigation in respect of either company or the merger; and disruption from the merger making it more difficult to maintain customer, supplier, key personnel and other strategic relationships.

The forward-looking statements contained in this communication are also subject to other risks and uncertainties, including those more fully described under the caption “Risk Factors” and elsewhere in Lumentum’s filings with the Securities and Exchange Commission (“SEC”), including Lumentum’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 29, 2018, filed with the SEC on November 1, 2018, Lumentum’s Annual Report on Form 10-K for the year ended June 30, 2018, filed with the SEC on August 28, 2018, and in the Form S-4 filed by Lumentum with the SEC on May 17, 2018, as amended on May 31, 2018, in connection with the Oclaro transaction and in the documents which are incorporated by reference therein. The forward-looking statements in this press release are based on information available to Lumentum as of the date hereof, and Lumentum disclaims any obligation to update any forward-looking statements, except as required by law.

Contact Information

Investors: Chris Coldren, 408-404-0606; investor.relations@lumentum.com

Press: Greg Kaufman, 408-546-4593; media@lumentum.com